Exhibit (a)(4)

Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of
RUBICON MEDICAL CORPORATION
at
$1.50 Net Per Share in Cash
together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash if certain milestones are achieved by
NEMO I ACQUISITION, INC.
a wholly owned subsidiary of
BOSTON SCIENTIFIC CORPORATION

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 1, 2005, UNLESS THE OFFER IS EXTENDED.

May 3, 2005

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        We have been appointed by Nemo I Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), to act as the Information Agent in connection with Purchaser's offer to purchase any and all the shares of common stock, par value $0.001 per share ("Shares"), of Rubicon Medical Corporation, a Delaware corporation (the "Company"), that are issued and outstanding for $1.50 per Share, net to the seller in cash, without interest, together with the right to receive additional payments in the aggregate amount of up to $1.44 per share in cash, without interest, if certain milestones relating to the Company's embolic protection filter device and similar products are achieved, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 3, 2005 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Offer to Purchase, dated May 3, 2005;

        2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed prior to the Expiration Date;

        4.     A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.     Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 1, 2005, UNLESS THE OFFER IS EXTENDED.

        Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to us at our address or telephone numbers set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from us at our address or telephone numbers set forth on the back cover page of the Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.